PLEDGE AGREEMENT

     This Pledge Agreement is made as of the 15th day of April, 1998 between Kim
B. Edwards, Layton, Utah, ("Pledgor") and Iomega Corporation, a Delaware corporation having a principal place of business at 1821 West Iomega Way, Roy, Utah 84067 ("Pledgee").

                                   WITNESSETH:

     WHEREAS, the Pledgor has issued a Secured Promissory Note (the "Note") of even date herewith in the original principal amount of Five Million Dollars ($5,000,000.00) payable to the Pledgee; and

     WHEREAS, as collateral security for the obligations of the Pledgor under the Note, the Pledgor has agreed to pledge and grant to the Pledgee a first priority security interest in certain shares of common stock which the Pledgor owns in the Pledgee, as more fully set forth herein;

     NOW THEREFORE, the parties hereto agree and acknowledge that the foregoing recitals are true and correct and to the following:

     1. Pledge of Collateral. As collateral security for the performance of the obligations of the Pledgor under the Note and this Pledge Agreement (the "Obligations"), the Pledgor hereby pledges and grants to the Pledgee a security interest in and to 2,561,000 shares of the common stock of the Pledgee held or owned by the Pledgor, as identified in Schedule I annexed hereto, and any and all stock rights, powers and other distributions, dividends or proceeds thereof (the "Shares"). In addition, any stock rights, dividends, powers or other distributions or proceeds received by the Pledgor with respect to the Shares shall be held in trust for and delivered to the Pledgee to be held in accordance with the terms of this Agreement, and shall be included in the Shares described above.

     2. Delivery of the Shares. The Shares will be delivered to the Pledgee within four business days hereof together with undated stock powers executed in blank. Upon payment in full of the Note and the other Obligations, the Pledgee shall return to the Pledgor the Shares, undated stock powers as well as such other instruments, documents, stock certificates, money and goods as may come into Pledgee's possession from time to time in accordance with the terms of this Pledge Agreement, whether through delivery by Pledgor or otherwise.



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                                       -2-

     3. Pledgee's Rights and Duties with Respect to the Collateral. Pledgee's only duty with respect to the Shares shall be to exercise reasonable care to secure the safe custody thereof, all other duties being hereby expressly disclaimed. Pledgee shall be relieved of all responsibility for the Shares upon surrendering them to Pledgor.

     4. Pledgor's Warranties and Indemnity.

     4.1 Pledgor represents, warrants and covenants (a) that Pledgor is the lawful owner of the Shares, (b) the Shares are free and clear of all liens, encumbrances, and security interests, other than the security interest granted by the Pledgor hereunder, and that, upon delivery of the Shares to the Pledgee in accordance with Section 2, this pledge constitutes a valid and perfected security interest in the Shares enforceable against the Pledgor, (c) that the Shares are not subject to any outstanding rights of redemption or options to purchase or sell, (d) that the Pledgor has the sole right and lawful authority to pledge the Shares and otherwise to comply with the provisions hereof, (e) except as described in the Pledgee's SEC filings, no litigation is pending or threatened against the Pledgor, which if adversely determined, would have a material adverse effect against the Pledgor or the Pledgee's rights in respect of the Shares, (f) that the Pledgor agrees to defend the Pledgee's title in the Shares and the security interest therein against any and all claims and demands,
(g) the Pledgor shall not sell, transfer or assign any portion of the Shares, unless the Net Proceeds (as defined below) from such sale, transfer or assignment are paid to the Pledgee to reduce the Obligations, and (h) this Pledge Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms. For purposes of this Pledge Agreement, Net Proceeds shall mean the gross proceeds net of any sales commissions actually incurred.

     4.2 If any adverse claim is asserted in respect of the Shares or any portion thereof, except as such may arise from the wanton, reckless or unauthorized acts of the Pledgee, the Pledgor agrees to indemnify the Pledgee and hold the Pledgee harmless from and against any reasonable liabilities or damages, and reasonable attorney's fees incurred by the Pledgee in exercising any right, power or remedy of the Pledgee hereunder.

     5. Voting and Disposition of Shares; Release of Shares.

     5.1 While Pledgor is not in default hereunder, Pledgor may vote the Shares. While Pledgor is not in default hereunder, Pledgor may sell any portion of the Shares, provided the Net Proceeds from such sale are paid to the Pledgee to reduce the Obligations.



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     5.2 The  Pledgor  may at any time  request  that a portion of the Shares be released from this Pledge Agreement by submitting a written request to the Pledgee accompanied by a payment equal to fifty percent of the fair market value (determined on the basis on the closing price of the Pledgee's common stock on the day prior to such request) of the Shares to be released. If, but only if, the fair market value (determined on the same basis as above) of the Shares to remain subject to this Pledge Agreement is equal to or greater than two times the amount of the then outstanding Obligations, the Pledgee shall release the Shares requested to be released.

     5.3 At any time that the Pledgor makes a payment or prepayment of principal under the Note, the Pledgee shall, within three business days thereafter, release from this Pledge Agreement Shares having a fair market value (determined on the basis on the closing price of the Pledgee's common stock on the day prior to such payment or prepayment) equal to two times the amount of such payment or prepayment; provided, however, that the Pledgee shall not be required to release any Shares pursuant to this Section 5.3 if as a result of such release the fair market value (determined on the same basis as above) of the Shares to remain subject to this Pledge Agreement would be less than two times the amount of the then outstanding Obligations.

     6. Pledgor's Default. Pledgor shall be in default hereunder upon the occurrence of any of the following events: (a) Any Event of Default (as defined in the Note) shall occur under the Note; (b) If any lien, encumbrance or adverse claim of any nature whatsoever is imposed or comes into existence with respect to any Shares; (c) If any warranty of Pledgor hereunder is or shall become false; or (d) If Pledgor fails to fulfill any obligation hereunder.

     7. Pledgee's Rights upon Default. Upon the occurrence of any default as defined in Section 6 hereof, Pledgee may, if Pledgee so elects in its sole discretion, take any one or more of the following (provided however, that Pledgee shall not take any such action that would result in the sale of a greater number of Shares than is required to satisfy the Obligations in full):



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     (a) at any time and from time to time sell,  assign and  deliver all or any part of the Shares, or any interest therein, at any public or private sale, for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as Pledgee in its absolute discretion may determine; provided that (i) at least ten
(10) days' notice of the time and place of any such sale shall be given to Pledgor, and (ii) in the case of any private sale, such notice shall also contain the terms of the proposed sale and Pledgee shall sell the Collateral proposed to be sold to any purchaser procured by Pledgor who is ready, willing and able to purchase, and who prior to the time of such sale tenders the purchase price of, such Collateral on terms more favorable to Pledgee than the terms contained in such notice; provided, further, the Pledgor acknowledges that the Pledgee may be unable to effect a public sale of all or part of the Shares by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment, and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than if sold at public sales and that private sales shall be deemed to be made in a commercially reasonable manner notwithstanding that such a private sale may result in a lower sale price;

     (b) on the 15th business day after the occurrence of the default, the Pledgee may (but shall not be obligated to) purchase as treasury stock all or any part of the Shares at a purchase price equal to the closing price of the Pledgee's common stock on the New York Stock Exchange (or such other exchange or automated quotation system on which the Pledgee's common stock may then be traded) on the 14th business day after the occurrence of the default;

     (c) exercise the right to vote, the right to receive cash dividends and other distributions, and all other rights with respect to the Collateral as though Pledgee were the absolute owner thereof, whether or not such rights were retained by Pledgor as against Pledgee before default; and

     (d) exercise all other rights available to a secured party under the Uniform Commercial Code and other applicable law.

     The rights and remedies available pursuant to this Pledge Agreement are cumulative, and not exclusive of any other rights or remedies otherwise available to the Pledgee.

     8. Application of Sale Proceeds. Notwithstanding anything to the contrary contained herein, in the event of a sale of Shares by the Pledgee pursuant to
Section 7 hereof, the proceeds shall first be applied to the payment of the expenses of the sale, including brokers' commissions, counsel fees, any taxes or other charges imposed by law upon the Shares or the transfer thereof and all other charges paid or incurred by Pledgee pertaining to the sale; and, second, to satisfy outstanding Obligations, in the order in which Pledgee elects in its sole discretion; and, third, the surplus (if any) shall be paid to Pledgor.

     9. Notices. All notices made or required to be made hereunder shall be sent by United States first class or certified or registered mail, with postage prepaid, or delivered by hand to Pledgee or to Pledgor at the addresses first above written. Notice by mail shall be deemed to have been made on the date when the notice is deposited in the mail.



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     10. Heirs, Successors,  Etc. This Pledge Agreement and all of its terms and provisions shall benefit and bind the heirs, successors, assigns, transferees, executors and administrators of each of the parties hereto.

     11. Pledgee's Forbearance. Any forbearance, failure or delay by Pledgee in exercising any right, power or remedy hereunder shall not be deemed a waiver of such right, power or remedy. Any single or partial exercise of any right, power or remedy of Pledgee shall continue in full force and effect until such right, power or remedy is specifically waived in writing by Pledgee.

     12. Further Assurances. The Pledgor covenants and agrees to execute and deliver, or cause to be executed or delivered, all such other stock powers, proxies, instruments, and documents, and will take such other action or actions as the Pledgee may reasonably request from time to time in order to carry out the provisions and purposes hereof.

     13. Miscellaneous. (a) This Agreement or any part thereof cannot be changed, waived, or amended except by an instrument in writing signed by Pledgee and Pledgor; and waiver on one occasion shall not operate as a waiver on any other occasion. (b) The Uniform Commercial Code and other laws of the State of Utah shall govern the construction and enforcement of this Pledge Agreement. (c) If any part of this Pledge Agreement or any agreement, document, or instrument executed in connection herewith shall be deemed invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect, and shall continue to be binding upon the parties. (d) This Pledge Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.

     EXECUTED under seal as of the date first above written.

                                                    PLEDGOR:


                                                    /s/ Kim B. Edwards
                                                    Kim B. Edwards


                                                    PLEDGEE:

                                                    IOMEGA CORPORATION


                                                    By: /s/ David J. Dunn
                                                    Its: Chairman of the Board